VITA EQUITY, INC.

314-837 Hastings St W

Vancouver, BC Canada V6C 3N6

April 5, 2007

TO:	Brandon C. Truaxe, businessman, of Suite 2307, 18 Yorkville Ave, Toronto, Ontario M4W3Y8 and

Julio Torres, businessman, of Suite 2712, 235 Bloor Street East, Toronto Ontario M4W3Y3 and

CMMG Finance Inc., a BC company having a registered address at 5733 Victoria Drive, Vancouver, BC V5P 3W5.

Dear Sirs:

RE:        Euoko, Inc.

This letter sets out the agreement (“Agreement”) reached among Vita Equity, Inc. as purchaser (“Vita”), Brandon C. Truaxe (“Brandon”), CMMG Finance Inc (“CMMG”) and Julio Torres (“Julio”). as vendors (collectively, the "Vendors") regarding the transfer and sale by the Vendors of all of the issued and outstanding shares of Euoko, Inc. of Suite 535, 67 Mowat Ave., Toronto Ontario M6K 3E3 (the "Company") to Vita by the Vendors upon the terms and conditions set forth herein.

1.	Acquisition

The Vendors hereby agree to sell, assign and transfer to Vita all of the issued and outstanding shares of the Company (the "Company Shares") on the terms and subject to the conditions set out in this Agreement (the “Sale Transaction”). The Company develops and sells skin care products through protected formulae that it has created (the “Intellectual Property”).

2.	Consideration

Vita will pay CMMG $110,000, Brandon $28,000 and Julio $7,000 US on Closing (as defined below).

3.	Financing and Acknowlegements

Vita has arranged a Financing of $171,080 (the “Financing”); consisting of 728,000 post Stock Split (defined below) shares at a price of $0.235 per share. The Financing and its completion by the Closing, or funds in escrow pending the Closing, shall be a condition to completion of the transactions by the Vendors.

Vita acknowledges that CMMG as lender has agreed to and has partially advanced a loan of up to $3,000,000 Canadian funds to be advanced over time on terms contained in a Finance Agreement (the “Loan”) dated October 2006 which requires payment of a royalty from Euoko’s sales.

Vita acknowledges that Brandon has arranged to acquire 10,504,000 shares and Julio has arranged to acquire 1,755,000 shares of Vita from certain current shareholders of Vita on a private basis.

The Vendors acknowledge that Vita has recently conducted a 2.6 for 1 forward stock split (“Stock Split”) such that upon Closing there will be exactly 35,100,000 shares outstanding in the capital of Vita,

1

including 728,000 post Stock Split shares issued to arrange for the financing of $171,080 as set out in this Agreement.

4.	Closing

Closing of the transactions contemplated herein (the "Closing") will occur on or before June 30, 2007 or on such other date as the parties may agree, to be held at such place and time as the parties may agree.

5.	Due Diligence

The Purchaser, the Company and the Vendors will each have the right to conduct due diligence on the other and their respective books and records in connection with the transactions contemplated hereunder. Each of the Purchaser, the Company and the Vendors and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein. Each party will hold any confidential information of other parties in confidence and disclose such confidential information only to their advisors on a need to know basis.

6.	Closing Conditions

This Agreement and the Closing hereof is subject to the following:

(a)	the Financing having been closed;
(b)	no material adverse change has occurred in respect of the finances, financial or regulatory prospects of Vita or the Company;
(c)	Brandon and Julio will have signed voluntary pooling agreements whereby they will not sell any of their Vita shares for a period of 2 years from the date of this Agreement.
(d)

the Board of Directors of Vita will consist of Brandon Truaxe, Julio Torres and Dwight Webb as directors of Vita effective at Closing, and the current board members, other officers except Mauro Baessato and all employees of Vita will have resigned without any liability to Vita.

(e)

Vita will (1) after Closing sell its current business for an amount approximately equal to the value of the current debt of Vita; (2) will have no employees or consultants other than the Vendors and (3) at Closing after sale of its current business Vita will have sufficient funds to pay all its then current liabilities including legal costs as a result of the Sale Transaction;

(f)	all governmental and regulatory approvals, if any, necessary for the completion of the Sale Transaction will have been obtained;
(g)

the Company will have prepared and delivered to Vita its audited financial statements to the year ended March 31, 2007, together with pro-forma financial statements of Vita and the Company as at March 31, 2007, all prepared in accordance with US GAAP using US dollars as stated currency; and

(h)	all representations and warranties contained herein shall be true and correct at the date of Closing.

The conditions are for the mutual benefit of Vita and the Vendors and all parties’ agreement is required to waive any condition.

7.	Representations of Vita

Vita represents and warrants to the Vendors that:

(a)

the authorized capital of Vita consists of 130,000,000 post Stock Split shares of common stock with a par value of $0.001 per share, of which there are 35,100,000 post Stock Split and post Financing shares of common stock issued and outstanding;

(b)

other than as set out above and as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of Vita may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Vita;

(c)

Vita is duly incorporated, validly existing and in good standing under the laws of the state of Nevada and all other jurisdictions necessary for the operation of its business; Vita has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted following the transactions contemplated hereby;

(d)	Vita is a reporting issuer under the Securities Exchange Act of 1934;
(e)

Vita is in compliance with and is not in default or violation of (and has not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to Vita or by which any of its respective properties is bound or affected, and Vita is not aware of any such non-compliance, default or violation thereunder;

(f)

Vita has timely filed and made available to the Company all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Vita with the SEC (collectively, the “Vita SEC Reports”). Vita SEC Reports, including all forms, reports and documents filed by Vita with the SEC after the date hereof and prior to the Closing, (i) were and, in the case of Vita SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Vita with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Vita SEC Report or necessary in order to make statements in such Vita SEC Reports, in light of the circumstances under which they were and will be made, not misleading; and

(g)

Each of the consolidated financial statements (including in each case, any related notes and schedules), contained in Vita SEC Reports, including any Vita SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Vita as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

8.	Representations of the Vendors and the Company:

Each of the Vendors and the Company jointly and severally represents and warrants to Vita that:

(h)	One hundred (100%) percent of the issued capital of the Company will be transferred to Vita at the date of Closing;
(i)

The Vendors’ shares in the capital of the Company represent all of the issued and outstanding shares of Company and there are no rights, warrants or options outstanding pursuant to which any shares of the Company may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Company;

(j)	Each of the Vendors has the full power and authority to transfer or cause to be transferred the Company Shares to Vita free and clear of any charges, encumbrances, liens or claims;
(k)	the Company has acquired all property rights and interest in the Intellectual Property;
(l)	the contracts listed in Appendix “A” to this Agreement are all material contracts of the Company (the “Company Material Contracts”);
(m)

the Company is in compliance with and is not in default or violation of (and has not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its respective properties is bound or affected, and the Company is not aware of any such non-compliance, default or violation thereunder;

(n)	the Company has no debt or obligations whatsoever other than those set out in the Company Material Contracts and incurred in the ordinary course of business as listed on Appendix “A” and
(o)

to the best of the Vendors’ knowledge no other person has been granted rights to the Intellectual Property and the Intellectual Property does not infringe upon the intellectual property rights of any other party.

Covenants

9.

Vita shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of the Vendors, enter into any transaction which would cause any of its representations or warranties or agreements contained in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of Vita herein.

10.	Each of the Vendors hereby covenants to Vita as follows:
(p)

the Vendors shall cause the Company to conduct its business in the ordinary and normal course and shall not allow or cause the Company to enter into any transaction which would cause any of the Vendors’ representations or warranties contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Vendors in respect of the Company contained in this Agreement;

(q)

the Vendors shall not, and shall not permit the Company, to take any action which would result in any material adverse change to the Company or to sell, transfer or dispose of any of the Company’s assets or contractual rights or entitlements;

(r)

neither of the Vendors will transfer any of the Company Shares to any other party or permit the Company to issue any shares or securities convertible or exchangeable into shares of the Company except in accordance with the terms of this Agreement; and

(s)

the Vendors acknowledge that Vita will be required to provide substantial disclosure about the Company and its products and management to the SEC and they agree to fully co-operate to provide in a timely manner such information and disclosure about the Company as Vita’s legal counsel and auditors may request.

Binding Agreement

11.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Termination

12.

In the event Closing has not occurred by June 30, 2007, either party may elect to terminate this Agreement and all obligations of the parties hereunder shall cease. No party may elect to terminate if it has not complied with its obligations hereunder and the other party does not agree to terminate.

Confidentiality

13.

The Vendors acknowledge that Vita is a public company and has an obligation to disclose all material information about its affairs. The Vendors agree that they will not trade in the securities of Vita while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about Vita.

General

14.	All Vita’s legal costs in connection with the preparation of this Agreement and the completion of the transactions contemplated herein shall be for the account of Vita, whether or not the transactions contemplated hereby are completed. The Vendors will pay their own legal costs of review of this Agreement.

15.	This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.
16.

This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

17.	This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.
18.	All dollar references are United States dollars.
19.

This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

VITA EQUITY, INC.

Per: /s/ Dwight Webb

Authorized Signatory

AGREED TO AND ACCEPTED THIS 11th DAY OF APRIL, 2006.

)
/s/ Julio A. Torres Lopez	)
Witness Signature	)
)
JULIO A. TORRES LOPEZ	)	/s/ Brandon C. Truaxe
Name	)	Brandon C. Truaxe
)
)
Address	)

)
/s/ Brandon Truaxe	)
Witness Signature	)
)
BRANDON TRUAXE	)	/s/ Julio A. Torres Lopez
Name	)	Julio A. Torres Lopez
)
)
Address	)
)

CMMG Finance Inc.

Per: /s/signed

Authorized Signatory

EUOKO, INC.

Per: /s/ signed_________________

Authorized Signatory

APPENDIX “A”

Material Contracts and all Liabilities of Euoko, Inc.

1. Loan from CMMG Finance under Term Loan Agreement dated October 24, 2006.

2.